Exhibit 10.1

MIDCOAST ENERGY PARTNERS, L.P.

2013 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Agreement

This Performance Stock Unit Agreement (this “Agreement”) is made as of                      , 20         between Midcoast Holdings, L.L.C. (the “Company”) - the general partner of Midcoast Energy Partners, L.P. (the “Partnership”) - and the participant listed above (the “Participant”) pursuant to the Midcoast Energy Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”).

WHEREAS the Plan was established to:

•	promote the interests of the Partnership and the Company, by providing incentive compensation awards denominated in or based on Units to Employees to encourage superior performance; and,

•

enhance the ability of the Partnership, the Company and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership, the Company and their Affiliates and to encourage them to devote their best efforts to advancing the business of the Partnership, the Company and their Affiliates;

AND WHEREAS the Participant has been designated under the provisions of the Plan as a plan participant;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.

The Participant acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan, as the same may be amended or revised from time to time, will govern the performance stock units granted hereby (the “Performance Stock Units”) and shall be deemed to be incorporated by reference herein and to form a part of this Agreement. Each capitalized term not otherwise defined herein shall have the meaning given to such term in the Plan. Where there is any conflict between the terms and conditions of this Agreement and the Plan with respect to the Performance Stock Units granted hereby, the terms and conditions of the Plan shall prevail.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Board” means the board of directors or board of managers, as the case may be, of the Company.

(b)	“Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:

i.

any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or an Affiliate of the Company (as determined immediately prior to such event), shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership or Enbridge Energy Partners LP or its general partner;

ii.	the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership;

iii.

the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, the Partnership or an Affiliate of the Company or of the Partnership;

iv.	a transaction resulting in a Person other than the Company or an Affiliate of the Company (as determined immediately prior to such event) being the sole general partner of the Partnership; or

v.	a Change of Control as defined in the Enbridge Inc. Performance Stock Unit Plan (2007), as amended (2012).

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), and as relates to the holder of such Award, to the extent required to comply with Section 409A.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)

“Committee” means the Board, except that it shall mean such committee of the Board as may be appointed by the Board to administer the Plan, or as necessary to comply with applicable legal requirements or listing standards.

(e)	“DER” means the distribution equivalent rights as described in the Plan.

(f)

“Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Partnership’s, the Company’s, or one of their Affiliates’ long-term disability insurance policy or plan, as applicable, for employees as then in effect; or in the event that a Participant is not covered, for whatever reason, under any such long-term disability insurance policy or plan for employees of the Partnership, the Company, or one of their Affiliates or the Partnership, the Company, or one of their Affiliates does not maintain such a long-term disability insurance policy, “Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code; provided, however, that if a Disability constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, then, to the extent required to comply with Section 409A, the Participant must also be considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(g)	“Distributable Cash Flow per Unit” or “DCF/unit” has the meaning set forth in Schedule A.

(h)

“Fair Market Value” means, as of a particular day, the weighted average of the board lot trading prices per Unit on the New York Stock Exchange, for the last twenty trading days immediately prior to such day.

(i)	“For Cause” means a finding by the Committee, before or after the Participant’s termination of Service, of:

i.

any material failure by the Participant to perform the Participant’s duties and responsibilities under any written agreement between the Participant and the Partnership, the Company or its Affiliate(s);

ii.	any act of fraud, embezzlement, theft or misappropriation by the Participant relating to the Partnership, the Company, or any of their Affiliates;

iii.	the Participant’s commission of a felony or a crime involving moral turpitude;

iv.

any gross negligence or intentional misconduct on the part of the Participant in the conduct of the Participant’s duties and responsibilities with the Partnership, the Company or any of their Affiliates or which adversely affects the image, reputation or business of the Partnership, the Company or their Affiliates; or

v.

any material breach by the Participant of any agreement between the Partnership, the Company or any of its Affiliates, on the one hand, and the Participant on the other. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the impact thereof, will be final for all purposes.

(j)	“Maturity Date” means December 31 of the final year of the Term of the Performance Stock Units.

(k)

“Maximum Number” means the maximum number of Performance Stock Units that may mature with respect to each grant, which maximum number shall not exceed twice the sum of the initial grant plus the additional units granted with respect to Section 7 during the Term.

(l)

“Maximum Performance Level” means the level of achievement of the performance measures established pursuant to Section 2(a) which would result in the Maximum Number of Performance Stock Units granted to a Participant to mature.

(m)

“Notice Period” means the notice period for termination of employment agreed to between the Partnership, the Company or any of their Affiliates, and the Participant, or, in the absence of any such agreement, the minimum statutory notice period that may be required under applicable employment standards legislation.

(n)	“Performance Multiplier” has the meaning set forth in Schedule A.

(o)	“Performance on Yield” has the meaning set forth in Schedule A.

(p)	“Performance Stock Unit” means a conditional right to payment which has been granted to a Participant to receive an amount of money determined in accordance with the provisions of this Agreement.

(q)

“Retirement Plan” means a pension plan of the Partnership, the Company or one of their Affiliates established or in effect from time to time which applies when an employee retires from the employment of the Partnership, the Company or one of their Affiliates.

(r)

“Target Performance Level” means, in respect of a Term, that level of achievement of the performance measures established pursuant to Section 2(a) which would result in exactly 100% of the Performance Stock Units granted to a Participant to mature.

(s)	“Term” means a fixed period not more than three years, commencing on January 1 of the first year of the Term and ending on December 31 of the final year of the Term.

(t)

“Threshold Performance Level” means in respect of a Term the level of achievement of the performance measures established pursuant to Section 2(a) which would result in the minimum number of Performance Stock Units granted to a Participant to mature.

(u)	“Unit” means a Class A Common Unit of the Partnership.

(v)	“US Taxpayer” means an individual whose income is subject to U.S. federal income taxation.

(w)	“Yield” has the meaning set forth in Schedule A.

2.	The administration of the Performance Stock Unit plan shall be at the sole discretion of the Committee subject to the following:

(a)

the Committee will set the performance measures and the levels of achievement required for Threshold Performance Level, Target Performance Level and Maximum Performance Level in consultation with the HRCC of the Enbridge Board. The Committee shall also have the authority to approve any amendments to such performance measures, the expected levels of performance and the Term; provided that no amendment to the Term of any Performance Stock Unit shall be made which would cause the Participant to be subject to adverse tax treatment under Code Section 409A.

(b)	Upon the Committee determining that achievement of applicable performance measures has been met following the Maturity Date, the Committee shall approve payments under the Plan.

(c)

The Committee shall have authority to waive any restrictions with respect to participation in the Plan or the maturity of grants under the Plan for any specific Participants where, in the opinion of the Committee, it is reasonable to do so and does not prejudice the rights of the Participant under the Plan and it does not cause the Participant to be subject to adverse tax treatment under Code Section 409A.

3.	Subject to the terms and conditions hereinafter set forth, the Company hereby grants the above noted number of Performance Stock Units to the Participant.

4.	The Performance Stock Units granted hereunder shall have a Term commencing on , 20 and terminating on , 20 .

5.

The number of Performance Stock Units that mature under this Agreement shall be dependent upon the achievement of the performance measures established by the Committee, in consultation with the HRCC of the Enbridge Board, as described in Schedule A. Following the completion of a Term, the Committee, in consultation with the HRCC of the Enbridge Board, will review and determine the extent to which the performance measures have been achieved and will approve the number of Performance Stock Units which have matured. Notwithstanding the foregoing, in no event shall the number of Performance Stock Units that mature in respect of a particular grant exceed the Maximum Number in respect of such grant.

6.

Solely for the purposes of facilitating the calculation of the amounts, if any, payable to the Participant pursuant hereto, the Company shall maintain a separate account (the “PSU Account”) for the Participant to which shall be credited the number of Performance Stock Units granted to the Participant hereunder on the applicable date of grant. No cash payments will be made by the Company at the time amounts are credited to the Participant’s PSU Account or at any time prior to the Maturity Date. At no time will the Company purchase Units represented by the Performance Stock Units.

7.

Whenever cash distributions are paid on the Units, additional Performance Stock Units will be credited to the Participant’s PSU Account. The number of such additional Performance Stock Units will be equal to the number of additional Units that the Participant would have received had the Performance Stock Units in the Participant’s PSU Account instead been an equivalent number of DERs, as defined in the Plan.

8.

Subject to Section 9 of this Agreement and all of the other provisions of the Plan and Agreement, at the Maturity Date of the Performance Stock Units granted hereunder the Company shall pay to the Participant the amount provided for in Section 2 of this Agreement for each Performance Stock Unit credited to the PSU Account maintained for the Participant. The amount payable to each Participant shall be determined by multiplying the sum of:

(a)	the number of Performance Stock Units held by such Participant within their PSU Account on the Maturity Date of such Performance Stock Units;

by

(b)	the Performance Multiplier;

and by

(c)	the Fair Market Value of the Performance Stock Units as at the Maturity Date.

In the event of the Participant’s legal incapacity, such payment will be made to the Participant’s legal guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

The amount payable will be subject to any proration that shall apply in accordance with Section 9.

9.

In the event that the Participant, after the Grant Date and before the Maturity Date of their Performance Stock Units, terminates or suspends employment due to any of the reasons outlined in this Section 9, the proration provisions corresponding to the reason of termination or suspension of employment shall apply.

(a)	Voluntary Termination

If a Participant voluntarily terminates his or her employment with the Partnership, the Company or one of their Affiliates, all unpaid and matured Performance Stock Units held by such Participant as at the date of the Participant’s termination shall be payable in accordance with Section 11.

All unmatured Performance Stock Units held by such Participant as at the date of the Participant’s termination shall be cancelled as of the last day of such Participant’s employment with the Partnership, the Company or one of their Affiliates.

(b)	Involuntary Termination Other than For Cause

If the employment of a Participant with the Partnership, the Company or one of their Affiliates is terminated by the Partnership, the Company or one of their Affiliates for any reason other than For Cause, all unpaid and matured Performance Stock Units held by such Participant as at the last day of the Participant’s employment with the Partnership, the Company or one of their Affiliates shall be payable in accordance with Section 11.

A number of unmatured Performance Stock Units held by such Participant on the last day of employment shall continue to mature in accordance with the Agreement. The number of unmatured Performance Stock Units that shall continue to mature shall be prorated based upon the number of days of active employment of the Participant during the Term to the number of days in the Term (and for this purpose the Notice Period shall be counted as active employment). Such number of Performance Stock Units shall be paid in accordance with Section 11.

All other unmatured Performance Stock Units held by such Participant shall be cancelled as at the last day of the Notice Period.

For the purposes of this subsection 9(b), if a Participant’s employment terminates due to the constructive dismissal of the Participant, such termination shall be treated as an involuntary termination by the Partnership, the Company or one of their Affiliates, other than For Cause.

(c)	Involuntary Termination For Cause

If the employment of a Participant is terminated by the Partnership, the Company or one of their Affiliates For Cause, all unpaid Performance Stock Units held by such Participant as at the date of termination, whether matured or unmatured, shall be cancelled as of the Participant’s last day of employment with the Partnership, the Company or one of their Affiliates.

(d)	Death

If the employment of a Participant with the Partnership, the Company or one of their Affiliates is terminated as a result of the death of such Participant, all unpaid and matured Performance Stock Units held by the Participant as at the date of death shall be payable in accordance with Section 11.

For the purposes of this subsection 9(d), the Vesting Date for all unmatured Performance Stock Units shall be the date of death of the Participant. The number of unmatured Performance Stock Units held by such Participant as at the date of such Participant’s death that mature shall be prorated based on the number of days of active employment of the Participant during the applicable Term to the total number of days in the Term. Such Performance Stock Units shall be paid in accordance with Section 11 within two and one half months, or as soon as reasonably possible thereafter, following the Participant’s death on the assumption that the Target Performance Level is met.

Notwithstanding the foregoing, in no case will payment be made later than two and one-half months following the original maturity date.

(e)	Retirement

If a Participant has attained the age of 55 and retires from his or her employment with the Partnership, the Company or one of their Affiliates pursuant to a Retirement Plan and he or she is eligible for benefits under a Retirement Plan, all unpaid and matured Performance Stock Units held by such Participant as at the date of retirement shall be payable in accordance with Section 11.

A number of unmatured Performance Stock Units held by the Participant as at the date of retirement shall continue to mature in accordance with this Agreement. The number of unmatured Performance Stock Units that shall continue to mature shall be prorated based upon the number of days of active employment of the Participant during the Term to the number of days in the Term. Such number of Performance Stock Units shall be paid in accordance with Section 11.

All other unmatured Performance Stock Units held by such Participant shall be cancelled as at the date of retirement.

Notwithstanding the foregoing, should a Participant qualify for retirement under the definition provided within this subsection 9(e), and should the employment of such Participant with the Company or an Affiliate be terminated by the Company (or its Affiliate) for any reason other than For Cause, the provisions of subsection 9(b) will apply.

(f)	Disability

If the employment of a Participant with the Partnership, the Company or one of their Affiliates is terminated as a result of the Disability of such Participant, all Performance Stock Units held by such Participant as at the date of Disability, whether matured or unmatured, as of the last day of such Participant’s active employment with the Partnership, the Company or one of their Affiliates prior to such Disability shall continue to be treated as if the Participant were actively employed by the Partnership, the Company or one of their Affiliates.

(g)	Leaves of Absence

If a Participant commences a parental or another leave approved by the Partnership, the Company or one of their Affiliates for a period longer than three months, all unpaid and matured Performance Stock Units held by the Participant as at the last day of such Participant’s active employment with the Partnership, the Company or one of their Affiliates shall be payable in accordance with Section 11.

A number of unmatured Performance Stock Units held by such Participant as at the commencement of such Participant’s leave prorated based on the number of days of active employment of the Participant during the Term to the total number of days in the Term, shall continue to mature in accordance with the Agreement during such Participant’s leave. Such number of Performance Stock Units shall be paid in accordance with Section 11.

All other unmatured Performance Stock Units held by the Participant shall be cancelled.

Grants of Performance Stock Units may be made to a Participant while such Participant is on a leave of absence for short term disability, family and medical leave or maternity, paternity, parental or adoption leave, but no grants of Performance Stock Units may be made to a Participant while such Participant is on any other leave of absence.

(h)	Secondments

If a Participant is seconded to an entity other than an Affiliate of the Partnership or the Company, the Committee (in the case of Participants that report directly to the Principal Executive Officer) and the Principal Executive Officer (in the case of all other Participants) shall determine the manner in which all Performance Stock Units held by the Participant as at the date of the secondment shall be treated under the Agreement; provided that no such Performance Stock Units shall be treated in a manner that would cause the Participant to be subject to adverse tax treatment under Code Section 409A.

(i)	Change in Control

(1) Unpaid and Matured Performance Stock Units. If a Change in Control occurs, all unpaid and matured Performance Stock Units held by a Participant as of the date of the Change in Control, where the Maturity Date is December 31 of the year prior to the Change in Control, shall continue to be payable in accordance with their terms, but in any event prior to the date of the Change in Control.

(2) Continued Employment of Participant. If a Participant remains employed by the Company or the acquirer of the business or assets of the Company, or any other successor in interest to the Company, following a Change in Control (the “Acquirer”) or by one of its Affiliates (applying the Affiliate definition as if the Acquirer was the Company), all unmatured Performance Stock Units held by such Participant on the date of the Change in Control, shall be considered fully matured at the Target Performance Level (without reduction or proration for service), and shall become payable, as of the Maturity Date, based on the Fair Market Value of the Units as of the date of the Change in Control, or as otherwise provided under Sections 9(a), 9(c), 9(d), 9(e), 9(f), and 9(g), as applicable, except as provided in the next following paragraph. The Board shall, in its discretion, have the authority to consider such Performance Stock Units to be fully matured at a level greater than the Target Performance Level, if it does not cause the Participant to be subject to taxation or penalties under Code Section 409A.

(3) Termination of Employment Following Change in Control. If a Change in Control occurs, and the Participant’s employment with the Company or the Acquirer or by one of its Affiliates is terminated (i) by the Company, Acquirer or Affiliate for any reason other than For Cause, or (ii) due to constructive dismissal, before the earlier of (x) the 12-month period beginning on the date of the Change in Control, or (y) the Maturity Date of a Performance Stock Unit, all unmatured Performance Stock Units shall be considered fully matured at the Target Performance Level (without reduction or proration for service), and shall be payable immediately upon the Participant’s termination of employment date, based on the Fair Market Value of the Units as of the date of the Change in Control, but in no event shall such payment be made later than two and one-half months following such Participant’s termination of employment date. The Board shall, in its discretion, have the authority to consider such Performance Stock Units to be fully matured at a level greater than the Target Performance Level, if it does not cause the Participant to be subject to taxation or penalties under Code Section 409A.

(4) Replacement Awards. Upon a Change in Control, Performance Stock Units shall be replaced at the discretion of the Acquirer with either cash awards or with comparable awards based on the units of the surviving entity, on substantially the same terms and conditions as this Agreement, the value of which are based on the Unit value determined on the effective date of the Change in Control, unless (i) such replacement is not possible or practical, as the Acquirer may, in its sole discretion, determine, or (ii) such replacement would subject the Participant to taxation or penalties under Code Section 409A.

(5) Voluntary Termination of Employment. For purposes of clarity, if a Participant voluntarily terminates his or her employment with the Company and all of its Affiliates, or the Acquirer and all of its Affiliates, as applicable, after the date of the Change in Control, all unmatured Performance Stock Units held by such Participant shall be cancelled in accordance with Section 9(a), or shall be payable in accordance with Section 9(e) regarding retirement, if applicable.

(j)	No Future Grants

Upon the occurrence of any of the foregoing events listed under these subsections 9(a) to (f) in respect of a Participant, such Participant shall not be entitled to receive any further Performance Stock Unit grants and, except as set forth herein, shall not be entitled to receive cash payment for the value of any unpaid Performance Stock Units, matured or unmatured, held by the Participant as at the date of occurrence of such event.

10.

In the event of a conflict between the terms of this Agreement and the terms of any written employment agreement between a Participant and the Company, the terms of the written employment agreement shall prevail.

11.

Unless otherwise provided in this Agreement, the amount payable to each Participant pursuant to Section 2 shall be paid after the approval of the Committee and after the audited financial statements of the Partnership, the Company or one of their Affiliates, as the case may be, for the year ended on the applicable Maturity Date have been approved by the Board, but, in any event, not later than two and one-half months after the Maturity Date.

12.	The amount payable to each Participant pursuant to Section 2, unless otherwise provided in this Agreement or in the Plan, shall be paid in cash in the currency of the United States of America.

13.

Notwithstanding anything else contained herein, the Participant shall be solely responsible for the payment of all applicable taxes and penalties, including, but not limited to, income taxes payable in connection with the payment of amounts payable as provided in Section 2 of this Agreement and any taxes and penalties under Code Section 409A, and neither the Partnership, the Company nor any of their Affiliates, employees or agents shall bear any liability in connection with the payment of such taxes or have any obligation to indemnify or otherwise hold the Participant harmless from any or all such taxes or penalties. The Company shall have the right to deduct from all cash payments made to the Participant any taxes required by law to be withheld with respect to such payments under applicable legislation.

14.	The Performance Stock Units are not transferable other than by will or according to law of descent and distribution.

15.

The Participant acknowledges and confirms receipt of any applicable incentive compensation clawback policy as referenced in subsection 8(o) of the Plan, and agrees and acknowledges that the terms and conditions of any such policy govern the Performance Stock Units granted hereby.

16.

In the event that the number of Units held by the Participant is less than the number of Units to be held by him or her pursuant to any unit ownership guidelines of the Partnership, the Company or any of their Affiliates, in effect from time to time and applicable to such Participant, then the Participant shall be required to utilize any payments made with respect to any Performance Stock Units (net of any amounts deducted pursuant to applicable withholding taxes) to acquire additional Units to increase the number of Units held by the Participant to meet the requirements of such unit ownership guidelines.

17.

In the event of any non-cash distribution, Unit split, combination or exchange of Units, merger, consolidation or distribution (other than normal cash distributions) of Partnership assets to unitholders, or any other change affecting the Units of the Partnership, other than an “equity restructuring” (within the meaning of ASC Topic 718), the Committee may make equitable adjustments, if any, to reflect such change with respect to:

(a)	the aggregate number of Performance Stock Units issued under the Plan;

(b)	the number of Performance Stock Units outstanding and awarded to Participants; and

(c)	the terms and conditions of any outstanding Performance Stock Units (including, without limitation, any applicable performance targets or criteria with respect thereto).

18.

The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein. Any invalidity of any provision of this Agreement shall not affect the validity of any other provision.

19.

The Company and the Participant agree that any question arising under the terms of this Agreement or the Plan as to interpretation, construction or enforcement shall be referred to the Committee or the Board (or any successor thereto) and their decision shall be final and binding on both of the parties hereto.

20.

None of the conditional rights granted to the Participant and represented by the Performance Stock Units shall vest unless and until an amount of money is payable with respect thereto in accordance with the provisions of this Agreement.

21.	Time shall be of the essence of this Agreement.

22.

This Agreement shall, except as otherwise provided to the contrary in this Agreement or the Plan, inure to the benefit of and bind the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would be required to perform if such succession had not taken place. This Agreement shall, except as otherwise provided to the contrary in this Agreement or the Plan, inure to the benefit of and bind the heirs, executors, administrators and legal representatives of the Participant.

23.

The Company, by execution of its proper officer, and the Participant, by their electronic acceptance as provided for pursuant to the terms of the Participant Account Agreement and Electronic Access Agreement with the Plan Administrator, have caused this Agreement to be accepted and agreed to effective as of the date and year first written above.

MIDCOAST HOLDINGS, L.L.C.

Principal Executive Officer

Schedule A: Grant Performance Measures

Assessment of performance against the measures outlined in this Agreement will determine the “Performance Multiplier”. The Performance Multiplier is calculated in accordance with the following equation:

50% Weight x Distributable Cash Flow per Unit Multiplier;

PLUS

50% Weight x Yield Relative to Peers Multiplier;

EQUALS

Performance Multiplier

“Distributable Cash Flow per Unit” (“DCF/unit”) is defined as the Partnership’s distributable cash flow to the limited partnership (after the general partner’s take) in 20        , divided by the number of Units of the Partnership outstanding as of December 31, 20        .

The Distributable Cash Flow per Unit Multiplier shall range between 0.00 and _.00 depending on the 20             DCF/unit performance levels outlined in the table below.

	Below Threshold	Threshold	Target	Maximum

DCF/unit

Multiplier

The Distributable Cash Flow per Unit Multiplier between the DCF/unit thresholds in the above table will be calculated on a linear basis.

“Yield” is defined as the actual cash distributions per unit (based on the sum of the four quarterly distributions in 20        ), divided by, the Fair Market Value as of December 31, 20__.

The Partnership’s Yield is measured relative to a comparator group which is comprised of issuers as set forth in the below table.

Yield Peers
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

The Yield Relative to Peers Multiplier shall range between 0.0x and _.0x depending on the Partnership’s Yield relative to the comparator group at the end of 20            outlined in the table below.

	Threshold	Threshold	Target	Maximum
Relative Yield in Final Year
Multiplier

The Yield Relative to Peers Multiplier between the relative yield thresholds in the above table will be calculated on a linear basis.

In the event of a re-organization, merger or acquisition or other change that materially impacts the suitability of a peer, the Committee may make any adjustments it deems necessary or advisable to the calculation of the Yield Relative to Peers performance measure to reflect the economic impact of such change.